Exhibit 99.1

Financial Statements
Year Ended December 31, 2018

PACIFIC UNION FINANCIAL, LLC

Independent Auditor's Report

Audit Committee
Pacific Union Financial, LLC

Report on the Financial Statements
We have audited the accompanying financial statements of Pacific Union Financial, LLC (the Company), which comprise the balance sheet as of December 31, 2018, the related statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Union Financial, LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Dallas, Texas
March 29, 2018

Financial Statements

PACIFIC UNION FINANCIAL, LLC
BALANCE SHEET

December 31, 2018
Assets
Cash	$28,600,301
Restricted cash	1,500,000
Loans held for sale	657,474,994
Warehouse lending receivable	5,777,332
Other receivables	74,453,393
Derivative instruments	14,479,064
Mortgage servicing rights	321,645,294
Property and equipment, net	10,306,788
Other assets	5,003,969
Total assets	$1,119,241,135

Liabilities and Stockholders' Equity
Warehouse credit facilities - recourse	$468,739,115
Warehouse credit facilities - non-recourse	168,725,789
Warehouse lending advances	6,422,806
Notes payable	285,396,071
Accounts payable and accrued liabilities	32,499,584
Derivative instruments	3,464,662
Capital lease obligations	1,893,179
Accrued repurchase liability	4,061,723
Total liabilities	971,202,929
Members' equity	148,038,206
Total liabilities and members' equity	$1,119,241,135
See accompanying notes to financial statements.

PACIFIC UNION FINANCIAL, LLC
STATEMENT OF OPERATIONS

Year Ended December 31, 2018
Revenues
Net gains on mortgage banking activities	$190,182,902
Loan origination fees	32,393,417
Net servicing income	28,975,618
Interest income	39,849,628
Warehouse credit facility interest expense	(29,292,245)
Other income	2,247,573
Total revenues	264,356,893

Expenses
Personnel expense	164,146,661
Loan fulfillment expense	27,597,598
Servicing expense	31,458,096
Occupancy	13,307,941
Professional fees	6,411,926
Technology	11,223,733
Other operating expense	14,501,958
Total expenses	268,647,913

Loss before taxes, depreciation, and other interest expense	(4,291,020)

Other interest expense	26,084,468
Benefit for income taxes	(2,043,518)
Depreciation expense	4,426,910

Net loss	$(32,758,880)
See accompanying notes to financial statements.

PACIFIC UNION FINANCIAL, LLC
STATEMENT OF MEMBERS' EUQITY

Year Ended December 31, 2018
Beginning balance	$180,797,086
Distributions to members	—
Net loss	(32,758,880)
Ending balance	$148,038,206
See accompanying notes to financial statements.

PACIFIC UNION FINANCIAL, LLC
STATEMENT OF CASH FLOWS

Year Ended December 31, 2018
Cash flows from operating activities
Net loss	$(32,758,880)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	8,104,503
Changes in:
Mortgage loans held for sale	(17,877,452)
Warehouse lending receivable	1,565,276
Mortgage servicing rights	(9,047,712)
Derivative instruments	3,679,078
Other receivables	(228,815)
Other assets	1,771,409
Accounts payable and accrued liabilities	(8,079,992)
Accrued repurchase liability	(2,147,599)
Net cash used in operating activities	(55,020,184)

Cash flows from investing activities
Purchases of property and equipment	(7,680,247)
Net cash used in investing activities	(7,680,247)

Cash flows from financing activities
Change in restricted cash	750,000
Net repayments on warehouse credit facilities - recourse	(42,517,235)
Net borrowings on warehouse credit facilities - non recourse	72,974,537
Notes payable advances	240,837,591
Notes payable repayments	(239,449,845)
Net borrowings on capital lease obligations	1,461,611
Net cash provided by financing activities	34,056,659

Decrease in cash	(28,643,772)

Cash, beginning of year	57,244,073

Cash, end of year	$28,600,301

Supplemental disclosure of cash flow information
Cash paid for interest	$54,563,636
Cash paid for income taxes	$885,457
See accompanying notes to financial statements.

PACIFIC UNION FINANCIAL, LLC
NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of Business and Summary of Significant Accounting Policies

NATURE OF BUSINESS

Overview - Pacific Union Financial, LLC (the Company) is engaged in the origination and servicing of residential mortgage loans and operates throughout the United States. Funds required to originate loans are provided through warehouse lending arrangements. The Company sells the mortgage loans to investors in the secondary market, or to investors as part of securitized investment securities. The Company was organized as a Limited Liability Company on September 7, 2004.

Certain concentrations - For the year ended December 31, 2018, loans originated to borrowers with properties located in the state of California and Texas represented 17.1 and 9.4 percent, respectively, of the total loans originated. No other state accounted for more than 8.6 percent of the total loans originated during the year ended December 31, 2018.

The Company sells its loans to government-sponsored agencies, government-sponsored enterprises (GSE), and major investment brokerage companies. During the year ended December 31, 2018, approximately 85.0 percent of the total loans sold during the year were to the Government National Mortgage Association (GNMA) and the GSEs.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Use of estimates - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates due to factors such as adverse changes in the economy, increases in interest rates, changes in prepayment assumptions, declines in home prices or discrete events adversely affecting specific borrowers, and such changes could be material. Material estimates that are susceptible to material change in the near term include the fair value estimates for loans held for sale, derivative financial instruments, mortgage servicing rights, and the reserves for repurchase claims, servicing advances, and indemnifications.

Cash - Cash is held in various major financial institutions and is generally in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits.

Restricted cash - Restricted cash consists of cash pledged against the warehouse lines of credit as a percentage of the borrowing commitment extended.

Escrow and fiduciary funds - The Company maintains, in segregated bank trust accounts, amounts received from borrowers for mortgage payments, property tax, hazard insurance, mortgage insurance payments, and appraisal funds. Such accounts are not assets of the Company but are held in a fiduciary capacity until disbursement of the funds for the purpose in which they were received. The amounts for such accounts, which are not included in the financial statements, totaled $308.5 million as of December 31, 2018.

Gains from mortgage banking activities - Mortgage banking revenue recognition begins when the Company commits to originate a loan with a borrower at an agreed-upon interest rate and loan amount (interest rate lock commitment or IRLC). The revenue recognition ends when the Company sells the loan to an investor in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815. The IRLC is considered a derivative and is recorded as an asset or liability at its estimated fair value. The fair value of the IRLC is determined after considering an estimated sales premium, loan origination income, commissions, the estimated fair value of the expected net future cash flows associated with servicing, and the estimated fallout of loan commitments that will not ultimately be funded. Also included in gains from mortgage banking activities are the unrealized gains and losses from the various derivative instruments utilized by the Company to hedge the interest rate risk associated with its mortgage banking activities. These derivatives include the fair value of loan sales commitments and forward sale commitments. Further, the gain also includes the changes in unrealized gains and losses on loans held for sale that occur during the period from the date of its funding through the date of its sale to an end investor. Mortgage servicing rights are recognized as assets based on their estimated fair value upon the sale of the loans when the servicing rights are retained by the Company.

Loans are accounted for as sold when control of the mortgage loans is surrendered. Control over mortgage loans is deemed to be surrendered when (1) the mortgage loans have been legally isolated from the Company, (2) the buyer has the right (free of conditions that constrain the buyer from taking advantage of that right) to pledge or exchange the mortgage loans, and (3) the Company does not maintain effective control of the mortgage loans through either (a) an agreement that entitles and obligates the Company to repurchase or redeem the mortgage loans before maturity, or (b) the ability to unilaterally cause the buyer to return specific mortgage loans.

The Company records an estimated liability for obligations associated with loans sold, which it may be required to repurchase due to breaches of representations and warranties, or early payment defaults, or to indemnify an investor for a loss incurred that the investor attributes to underwriting or other issues that the Company is responsible for. The Company periodically evaluates the estimates used in calculating these expected losses and adjustments are reported in earnings. As uncertainty is inherent in these estimates, actual amounts paid or charged off could differ from the liability recorded. The provision for these obligations is recorded in net gains on mortgage banking activities in the Statement of Operations.

Loans held for sale - The Company originates all loans with the intent to sell them in the secondary market. Loans are either conventional mortgages or mortgages that are guaranteed or insured by a government agency or GSE. Loans held for sale (HFS) consist of first lien mortgage loans that are secured by residential real estate throughout the United States. The Company elected the fair value option for loans held for sale, and accordingly, all loans held for sale are recorded at fair value.

The fair value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. Loans held for sale are pledged as collateral under the Company’s warehouse credit and gestation facilities.

The Company is approved to underwrite Federal Housing Authority (FHA)-insured mortgages under Title II. In order to underwrite Title II loans, the Company is required to maintain certain minimum net worth requirements. U.S. Department of Housing and Urban Development (HUD) requires the Company to maintain a minimum net worth of $2.5 million. In addition, this program utilizes federal government agencies. A prolonged shutdown or slowdown of the federal government or these agencies could have an impact on the Company’s ability to originate the Title II loans, although a majority of the loans would qualify under other programs offered by the Company.

During the year ended December 31, 2018, the Company originated approximately 49,316 FHA-insured mortgage loans totaling $11.5 billion. As of December 31, 2018, included in loans held for sale were 2,710 FHA loans with a fair value totaling $515.0 million.

As of December 31, 2018, the Company serviced $22.5 billion in GNMA pools.

Derivative assets and liabilities - As required under FASB ASC 815, Accounting for Derivative Instruments and Hedging Activities, all derivatives are recognized as either assets or liabilities in the Balance Sheet and are measured at fair value.

Mortgage servicing rights - The Company recognizes mortgage servicing rights (MSR) when mortgage loans held for sale are sold and the servicing rights are retained, or when mortgage servicing portfolios are purchased. MSR are initially measured at fair value at the time that the related loans are sold and remeasured using the fair value measurement method. MSR are measured at fair value at each reporting date, with changes in fair value reflected in earnings (as net servicing income in the Statement of Operations) in the period that the changes occur.

Servicing fee income - Servicing fees include contractually specified servicing fees, net of guarantee fees, late charges, prepayment penalties and other ancillary charges. Servicing encompasses, among other activities, the following processes: billing, collection of payments, movement of cash to the payment clearing bank accounts, investor reporting, customer service, recovery of delinquent payments, instituting foreclosure, and liquidation of the underlying collateral.

The Company recognizes servicing and ancillary fees as they are earned, which is generally upon collection of the payments from the borrower. In addition, the Company also receives various fees in the course of providing servicing on its various portfolios. These fees include modification fees for modifications performed outside of government programs, modification fees for modifications pursuant to various government programs, and incentive fees for servicing performance on specific GNMA or GSE portfolios.

Property and equipment - Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are calculated using the straight-line method. The depreciation method is designed to amortize the cost of the asset over the estimated useful lives, in years, of the assets, as follows:

Furniture and fixtures	5 to 7
Office equipment and software	3 to 7

Leasehold improvements are amortized over the life of the lease or the estimated useful life of the asset, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in income.

Warehouse lending receivable - Warehouse lending receivables are loans to correspondents for purposes of funding mortgage loans and are carried at outstanding principal balances, net of any unearned income, charge-offs, and unamortized deferred fees and costs. Mortgage loans are typically purchased within forty-five days of funding. If any loans are not purchased within that timeframe, or if default occurs at any time, the Company is entitled to the collateral. The Company requires all clients to maintain cash balances equal to 0.5 percent of the credit facility in a Company-controlled bank account and a personal guarantee from the principal owners of each correspondent lending client. The Company advances up to 99 percent of the unpaid principal balance of the mortgage loan. Interest on warehouse lending receivables is recorded as revenue when earned.

Other receivables - Other receivables are carried at the outstanding balance, net of any collectability reserves. Other receivables consist primarily of mortgage servicing advances and short-term receivables from clients and counterparties.

Interest income (expense) - Interest on mortgage loans held for sale is recorded as revenue when earned. Interest expense on the warehouse or gestation credit facilities and notes payable is expensed when incurred. Warehouse credit facilities also charge upfront commitment fees based on credit capacity. Any upfront fees paid are recorded as prepaid assets and amortized on a straight-line basis over the term of the commitment period, and are included in interest expense.

Advertising expense - The Company expenses advertising costs as incurred. Total advertising expense for the year ended December 31, 2018 was $1,012,724.

Member loan receivable - During the year ended December 31, 2014, the Company provided loans to its members totaling $32.0 million with initial maturity dates in June 2017. The annual interest rate was 0.32 percent for the first 18 months of the term and then increased to 2.00 percent for the remainder of the term. The loans were amended in June 2017 with the maturity date extended to June 2019 at an annual interest rate of 2.00 percent for the remainder of the term. The loans were subsequently forgiven as of June 31, 2018 and treated as a distribution from the Company. As of December 31, 2018, the loan balance was $0.

Income taxes - On January 1, 2009, the Company elected to be taxed as an “S” Corporation under the Internal Revenue Code and similar state law. Under this provision, the Company does not pay federal income taxes, and operating income and losses are passed through to its members. State taxable income is also generally passed through to its members; however, in many states where the Company does business, a state income tax rate is charged at a reduced rate. The Company provides for income taxes for temporary differences between book and taxable income for states in which the Company has income tax obligations.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Since the Company is a pass-through entity, it does not record deferred tax assets for jurisdictions in which the income is taxed at the member level.

The amount of income taxes and related income tax positions taken are subject to audits by state tax authorities. The Company has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon recognition of the benefit. The Company believes that it has no material uncertain tax positions. The Company's policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-10, Account for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (ASC 740-10), and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the Company has concluded that no significant tax position requires recognition under ASC 740-10. The Company files U.S. federal and various state income tax returns. The Company is no longer subject to income tax examinations for the U.S federal jurisdiction for tax years ending December 31, 2012 or before. The Company is no longer subject to income tax examinations for various states for tax years ending December 31, 2011 or before.

Recent accounting pronouncements - In January 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU amends certain guidance on the classification of financial instruments. The update is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments.  ASU 2016-01 becomes effective for the Company for annual reporting periods beginning after December 15, 2018, and for interim periods within those fiscal years. The adoption of ASU 2016-01 is not expected to have a significant impact, if any, on the financial position of the Company.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 840), which requires lessees to recognize on the Balance Sheet assets and liabilities for leases. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP, which requires only capital leases to be recognized on the Balance Sheet, the new ASU will require both types of leases to be recognized on the Balance Sheet. The ASU is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application of ASU No. 2016-02 is permitted. The Company is evaluating the adoption of this guidance and the potential effects on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements by requiring that Level 3 fair value disclosures include the range and weighted average of significant unobservable inputs used to develop those fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 will be effective for the Company on January 1, 2020. The Company is currently evaluating the potential impact of ASU 2018-13 on its consolidated financial statements.

Note 2 - Loans Held for Sale

Mortgage loans held for sale consisted of the following as of:

December 31, 2018
Mortgage loans held for sale, unpaid principal balance	$629,260,671
Fair value adjustment	28,214,323
Total loans held for sale	$657,474,994

Certain mortgage loans are insured or guaranteed by federal government agencies or private mortgage insurers at the time the loans are sold. The mortgage loans are pledged to collateralize the warehouse credit and gestation facilities.

Note 3 - Other Receivables

Other receivables consisted of the following as of:

December 31, 2018
Mortgage servicing advances, net of reserves of $16,014,229	$57,744,285
Receivables from clients and counterparties, net	10,252,757
Other receivables	6,456,351
Total	$74,453,393

Note 4 - Derivative Instruments

The Company uses derivative instruments to manage exposure to interest rate risk for the commitments it makes to purchase or originate mortgage loans at specified interest rates (IRLC) and its inventory of mortgage loans held for sale. All derivative financial instruments are recorded on the Balance Sheet at fair value with changes in fair value recognized in current period income.

The following table provides the outstanding notional balances and fair values of outstanding positions for the period indicated:

	December 31, 2018
	Expiration Dates	Outstanding Notional	Fair Value
Assets
IRLCs	2019	$972,979,764	$14,320,059
Forward delivery contracts	2019	$498,165,409	$463,418
Liabilities
IRLCs	2019	$66,886,381	$214,528
Forward delivery contracts	2019	$1,461,100,000	$5,927,183

Derivatives gains and losses are included in Net gains on mortgage banking activities in the Company’s statements of income. The following table provides the impacts of derivatives on the statement of income for the period indicated:

December 31, 2018
Net gain (loss) on mortgage banking activities
IRLCs	$(781,920)
Forward delivery contracts	15,492,667
Total	$14,710,747

The Company is exposed to risk in the event of non-performance by counterparties to its derivative contracts. In general, the Company manages such risk by evaluating the financial position and creditworthiness of counterparties, monitoring the amount of exposure and/or dispersing the risk among multiple counterparties. The Company’s derivatives may also be governed by a master securities forward transaction agreement (MSFTA), and bilateral collateral agreements are in place with certain counterparties. When the Company has more than one outstanding derivative transaction with a single counterparty and a legally enforceable master netting agreement is in effect with that counterparty, the Company considers its exposure to be the net fair value of all positions with that counterparty, including the value of any cash collateral amounts posted or received.

The Company has elected to net derivative asset and liability positions, and cash collateral obtained from its counterparties when subject to an enforceable master netting arrangement. There was $2.4 million cash collateral posted under master netting agreements that has been offset against net derivative positions as of December 31, 2018.

In the event of default, all counterparties are subject to legally enforceable master netting agreements. The derivatives that are not subject to a master netting arrangement are IRLC. The following table provides the offsetting of derivative assets and liabilities related to master netting arrangements as of:

	December 31, 2018
	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts Presented in the Balance Sheet
Derivative assets and offsetting derivative liabilities
IRLCs	$14,320,059	$—	$14,320,059
Forward delivery contracts	463,418	(304,413)	159,005
Total	$14,783,477	$(304,413)	$14,479,064

Derivative liabilities and offsetting derivative assets
IRLCs	$214,528	$—	$214,528
Forward delivery contracts	5,927,183	(2,677,049)	3,250,134
Total	$6,141,711	$(2,677,049)	$3,464,662

Note 5 - Mortgage Servicing Rights

MSR arise from contractual agreements between the Company and investors in mortgage loans. The Company records MSR assets when it sells loans on a servicing-retained basis or through the acquisition or assumption of the right to service a financial asset. Under these contracts, the Company performs loan servicing functions in exchange for fees and other remuneration.

In the absence of real market comparable or pending transactions, the fair value of the MSR is based upon the present value of the expected future cash flows related to servicing these loans. The Company receives a base servicing fee monthly on the remaining outstanding principal balances of the loans. The servicing fees are collected from investors. The Company determines the fair value of the MSR using a cash flow model that incorporates prepayment speeds, discount rate and other assumptions (including servicing costs) that management believes are consistent with the assumptions other major market participants use in valuing MSR. The Company may also use actual market transactions to estimate fair value, such as recent or expected MSR sales by the Company.

The Company used the following weighted-average assumptions in estimating the fair value of MSRs:

December 31, 2018
Discount rate	11.29%
Total prepayment speed	8.70%
Expected weighted-average life	7.2 years
Weighted-average servicing fee	0.34%

The activity of MSRs carried at fair value was as follows for the period reflected:

December 31, 2018
Fair value, beginning	$312,597,582
Servicing resulting from transfers of mortgage loans	89,746,201
Sale of servicing rights	(29,872,000)
Amortization and paid in full activity	(38,525,677)
Changes in fair value due to model inputs or assumptions	(12,300,812)
Fair value, ending	$321,645,294

Mortgage loans serviced for others are not included in the accompanying Balance Sheet. The unpaid principal balances of mortgage and other loans serviced for others at December 31, 2018 was $22.2 billion.

Total net servicing income from the Company’s servicing portfolio of residential mortgage loans is presented in the following table for the year ended:

December 31, 2018
Servicing fees, net	$69,690,877
Late fees and ancillary fees	10,111,230
Total servicing fees revenue	79,802,107
Amortization and paid in full activity	(38,525,677)
Net change in fair value of mortgage servicing rights	(12,300,812)
Net servicing income	$28,975,618

The following table reflects the sensitivity test performed by the Company to evaluate the estimated impact of potential changes in economic factors on the fair value of its MSR as of December 31, 2018. In general, the value of the MSR is expected to increase when interest rates increase and decline when interest rates decline. This is due to the expected effect that these rate changes will have on loan prepayments. The Company has identified two key criteria to test: (1) changes in prepayment speeds as a result of potential changes in interest rates and (2) changes in the discount rate due to potential changes in the market yield assumption.

December 31, 2018
Key inputs
Discount rate	11.29%
Effect on value of 50 bps adverse change	(6,516,082)
Effect on value of 100 bps adverse change	(13,220,801)

Prepayment speed (1)	8.70%
Effect on value of 10% adverse change	(5,425,390)
Effect on value of 20% adverse change	(10,952,924)

(1)
Prepayment speed is measured using the Conditional Prepayment Rate (CPR). CPR represents the percentage of the remaining unpaid principal balance that is expected to be prepaid in excess of the scheduled amortization of principal on an annual basis.

The results of the analysis are estimates based on hypothetical scenarios, whereby each criterion is modeled in isolation. In reality, changes in one factor might result in changes in several other factors, some of which may not have been included in this analysis. In addition, changes in fair value, based on a given change in assumptions, generally cannot be extrapolated because the relationship may not be linear. As a result, actual future changes in MSR values will differ from those displayed.

Note 6 - Property and Equipment

Property and equipment consisted of the following:

December 31, 2018
Furniture and fixtures	$4,794,031
Office equipment and software	20,365,321
Leasehold improvements	2,793,184
Total cost basis	27,952,536
Less accumulated depreciation and amortization	(17,645,748)
Total property and equipment, net	$10,306,788

Depreciation and amortization expense for the year ended December 31, 2018 was $4,426,910.

Note 7 - Other Assets

Other assets consisted of the following as of:

December 31, 2018
Prepaid expenses	$3,915,359
Security deposits and other assets	1,088,610
Total	$5,003,969

Note 8 - Warehouse Credit Facilities

Warehouse credit facilities consisted of the following as of December 31, 2018:

		Outstanding Principal
	Capacity	Recourse	Non-Recourse	Maturity
Warehouse facility 1	$100,000,000	$66,637,044	$—	July 2019
Warehouse facility 2	200,000,000	121,289,878	—	October 2019
Warehouse facility 3	185,000,000	108,580,211	—	August 2019
Warehouse facility 4	200,000,000	21,268,528	—	June 2019
Warehouse facility 5	50,000,000	13,510,213	—	April 2019
Warehouse facility 6	250,000,000	134,499,294	—	May 2019
Warehouse/gestation facility 7	200,000,000	3,175,442	69,214,239	March 2019
Gestation facility 1	100,000,000	—	99,559,220	July 2019
Unamortized debt issuance costs	—	(221,495)	(47,670)
Total	$1,285,000,000	$468,739,115	$168,725,789

At December 31, 2018, the above credit facilities were collateralized by the Company’s mortgage loans held for sale of $657.5 million. Under the warehouse facility agreements, the financial institutions will advance approximately 98 percent of the committed price of the loan, not to exceed the loan amount. Actual advance rates vary based on the characteristics of the loan. Under the gestation facility agreements, the financial institution will advance up to approximately 97 percent of the committed price of a loan.

Interest rates for the above credit facilities are based on one-month LIBOR plus an applicable spread with some facilities, including a floor rate up to 3.00 percent. These rates ranged from 2.05 percent to 5.75 percent as of December 31, 2018. The credit facilities are subject to commitment fees up to 0.13 percent, with additional non-utilization fees up to 0.50 percent applied to certain facilities.

Warehouse credit facilities contain customary covenants, including, but not limited to, minimum levels of net worth, liquidity and profitability, and maximum levels of leverage. If the Company fails to comply with any of these covenants or otherwise defaults under a facility, the lender has the right to terminate the facility and require immediate repayment that may require the sale of the collateral at less than optimal terms. In addition, if the Company defaults under one facility, it would generally trigger a default under the Company’s other facilities.

Note 9 - Notes payable

On June 3, 2014, the Company entered into a $200.0 million multi-draw credit facility with a participation group of financial institutions expiring in May 2019. The interest rate was based on one-month LIBOR plus 8.00 percent and shall never be lower than 9.00 percent per annum. The facility agreement was amended in April 2017 to increase the facility to $250.0 million, extend the expiration to April 2022, and decrease the interest rate to one-month LIBOR plus 7.50 percent and shall never be lower than 8.50 percent per annum. As of December 31, 2018, the credit facility balance was $235.6 million, net of unamortized deferred debt costs. Unamortized deferred debt costs totaled $9.1 million December 31, 2018 and are amortized into interest expense using the straight-line method over the term of the credit facility. The credit facility is collateralized by certain MSR and other unencumbered Company assets.

On October 17, 2014, the Company entered into a $10.0 million working capital revolving credit facility with a financial institution that expires in November 2019. The interest rate is based on the LIBOR rate plus 3.00 percent. As of December 31, 2018, the interest rate shall never be lower than 4.00 percent per annum. As of December 31, 2018, the balance totaled $10.0 million. The credit facility is not collateralized but is guaranteed by the Company’s managing member.

On December 23, 2014, the Company entered into a $10.0 million servicing advance revolving credit facility with a financial institution that was expanded to $18.0 million in June 2016 and expanded to $25.0 million in October 2018, and expires in November 2019. The interest rate is based on the LIBOR rate plus 4.00 percent. As of December 31, 2018, the interest rate shall never be lower than 5.00 percent per annum. As of December 31, 2018, the balance totaled $25.0 million. The credit facility is collateralized by servicing advances and is guaranteed by the Company’s managing member.

On July 27, 2017, the Company entered into a $15.0 million servicing advance revolving credit facility with a financial institution that expires in August 2019. The interest rate is based on the LIBOR rate plus 4.00 percent per annum. As of December 31, 2018, the balance totaled $14.8 million. The credit facility is collateralized by servicing advances.

Note 10 - Commitments and Contingencies

Operating leases – The Company leases facilities throughout the United States for its branch offices under noncancelable lease agreements. As of December 31, 2018, the agreements have expiration dates ranging from January 2019 to March 2025. The Company also leases several facilities under month-to-month lease arrangements, which are excluded from the future minimum annual lease commitments table.

The Company’s future minimum annual lease commitments under noncancelable operating leases as of December 31, 2018 were as follows:

For the Years Ending	Amount
2019	$7,148,297
2020	6,853,534
2021	4,221,160
2022	3,804,473
2023	3,184,878
Thereafter	1,624,723
Total	$26,837,065

The leases provide for payment of certain operating expenses applicable to the leased property. Rent expense for the aforementioned leases was $9,966,527 for the year ended December 31, 2018.

Capital leases – The Company leases software, technology hardware, and office equipment. The lease agreements have terms ranging from 33 to 48 months and imputed annual interest rates ranging from 3.69 to 7.02 percent. The capital leases contain options for the Company to purchase the software, hardware, or equipment at the end of the lease period at either fair value or disposal value, resulting in the Company retaining the use of the assets. Depreciation expense on leased property and equipment under capital leases is included with depreciation expense on owned property and equipment.

The following is an analysis of the leased property under capital leases by major classes:

December 31, 2018
Classes of property
Furniture and fixtures	$2,841,355
Office equipment and software	5,606,929
Less accumulated depreciation	(5,545,810)
Total	$2,902,474

The Company’s future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2018 were as follows:

For the Years Ending	Amount
2019	855,550
2020	807,068
2021	286,219
Total minimum lease payments	1,948,837
Less amount representing interesting	(55,658)
Present value of net minimum lease payment	1,893,179

Litigation - The Company is involved in litigation arising in the normal course of its business. Management, having consulted with its counsel, believes these matters will not, either individually or in the aggregate, have any material adverse impact on its operating results or financial position.

The Company conducted business that is subject to various laws and regulations and as a result is subject to examinations by various federal and state regulatory authorities. In the normal course of business examinations are conducted and management, having consulted with legal counsel, believes that any outstanding examinations will not individually have a material adverse impact on its operating results or financial condition.

Note 11 - Loan Sales and Accrued Repurchase Liability

Loans are sold to investors without recourse. However, the Company has entered into loan sale agreements with investors in the normal course of business which include representations and warranties customary to the mortgage banking industry. These agreements usually require the Company to make certain representations concerning credit information, loan documentation and collateral. From time to time, investors have required the Company to indemnify them against losses on certain loans or repurchase certain loans that the investors believe do not comply with applicable representations. A liability for losses related to loans expected to be repurchased or indemnified is based on management’s analysis of the repurchase or indemnification requests submitted by investors and an estimate of future requests to be submitted. Included in the reserve are amounts associated with global settlement agreements entered into with specific investors to settle all known and unknown claims for certain loans sold through dates specified in the agreements.

The activity in the reserve for repurchase claims and indemnifications is summarized for the year ended:

December 31, 2018
Repurchase reserve, beginning	$6,209,322
Direct write-downs (settlements)	(5,591,876)
Additions charged to operations	3,444,277
Repurchase reserve, ending	$4,061,723

Note 12 - Income Taxes

The income tax provision consists of the following:

December 31, 2018
Income tax benefit
Current state income taxes	$2,608,052
Deferred state income taxes	(564,534)
Total income tax benefit	$2,043,518

The following table sets forth the Company’s deferred tax assets and liabilities:

December 31, 2018
Deferred tax assets
Accrued repurchase liability	$25,478
Servicing reserve	100,454
Net operating loss	252,616
State tax credit	684,427
Other	37,127

Deferred tax liabilities
Mortgage servicing rights	(2,017,606)
Property and equipment	11,856
Net deferred tax liabilities	$(905,648)

The Company only recognizes deferred tax assets and liabilities in jurisdictions in which the Company has an income-based tax. Taxable income is apportioned to the various states in which it conducts business. This apportioned income in states in which the Company has an income tax liability impacts the effective tax rate for each year. Any change in apportionment to states that have income-based taxes would impact the effective tax rate of the Company. The Company’s effective tax rate was (1.74) percent in 2018.

The Company has state net operating loss (NOL) carryforwards that can be used to offset future taxable income. These carryforwards are by various states, with the largest benefit to the Company being California. The NOL for California is approximately $17.9 million.

Note 13 - Fair Value Measurements

The following presents the Company’s assets and (liabilities) that are measured at fair value on a recurring basis as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Loans held for sale	$—	$657,474,994	$—	$657,474,994
Derivative instruments
Interest rate lock commitments	—	—	14,320,059	14,320,059
Interest rate lock commitments	—	—	(214,527)	(214,527)
Forward delivery contracts	—	463,418	—	463,418
Forward delivery contracts	—	(5,927,183)	—	(5,927,183)
Mortgage servicing rights	—	—	321,645,294	321,645,294
Total	$—	$652,011,229	$335,750,826	$987,762,055

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value:

Mortgage servicing rights - The Company estimates the fair value of its MSR using an internal discounted cash flow model that utilizes a vendor valuation platform and a vendor prepayment model. The model uses current market data to arrive at an independent estimate of fair value that is analyzed against independent third-party valuations. The model’s assumptions, while benchmarked to third-party valuation models, industry surveys, and historical performance, require the use of judgment by the Company and can have a significant impact on the determination of the fair value of the MSR.

Loans held for sale and derivative instruments - The primary market risk facing the Company is interest rate risk. This risk begins when the Company contractually enters into IRLCs with its customers, under which the Company agrees to make mortgage loans at agreed-upon rates within a period of time, generally from one to 45 days, if certain conditions are met. These IRLCs expose the Company to interest rate risk from the time an IRLCs is made to a customer to the time the related loan is sold. When interest rates rise, loans held for sale and IRLCs decline in value. In the normal course of business, the Company uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. To preserve the value of the IRLCs and loans held for sale, the Company enters into various instruments, including forward sales commitments and other contracts, to minimize the impact of changes in market interest rates on the mortgage loans held for sale and the IRLCs. The Company’s Capital Markets group monitors such risk. The Company primarily uses forward sales of to-be-announced mortgage-backed securities and mandatory forward commitments from investors to minimize the risk on its loans held for sale and IRLCs.

At December 31, 2018, in connection with the instruments described above, the Company was committed to fund $1,039.9 million in loans. Also, at those respective dates, the Company had commitments under forward sales contracts, net of unsettled pair-off transactions, to deliver $1,095.5 million in mortgage-backed securities and mandatory forward commitments to deliver loans of $337.8 million to specific investors at specific rates and prices.

Both the IRLCs and the forward sales contracts are undesignated derivatives and, accordingly, are marked to fair value through net gains on mortgage banking activities. The fair value of the Company’s IRLCs and loans held for sale, and the related assumptions in estimating their value, including the input levels, are as follows:

•
The assumed gain or the expected resultant loan sale to the buyer using estimated prices observed in the marketplace for loans with similar characteristics, mainly interest rate, loan to value and amount (Level 2)

•	The estimated prices observed in the marketplace for the servicing of loans that are sold servicing released (Level 2)

•	The expected net future discounted cash flows associated with servicing the loan if the Company is going to retain the servicing (Level 3)

•	The expected origination fee income and commission expense expected to be received or incurred for the resulting loan related to the IRLCs (Level 3)

•	An estimate of the fallout expected from potential borrowers who have locked their loans that will not ultimately be funded (Level 3)

The fair value of the Company’s forward sales contracts to investors solely considers the market price movement of the same type of security between the trade date and the year-end date. The market price changes are multiplied by the notional amount of the forward sales contracts to measure the fair value. The majority of the forward sales contracts are exchange-traded or traded within highly active dealer markets. The fair value of such instruments utilizes the exchange price or dealer market price for the particular derivative contract, and therefore, these contracts are classified as Level 2.

The following presents the changes in the Company’s assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2018:

	IRLCs	MSR
Balance at December 31, 2017	$14,887,452	$312,597,582
Additions	—	89,746,201
Asset sale	—	(29,872,000)
Amortization and paid-in-full activity	—	(38,525,677)
Net change in fair value	(781,920)	(12,300,812)
Balance at December 31, 2018	$14,105,532	$321,645,294

Fair value of all other financial instruments:

Cash and restricted cash - The carrying amounts of cash and restricted cash reflected in the accompanying Balance Sheet approximate fair value, as they are maintained with various high-quality financial institutions.

Other receivables - The carrying amount of other receivables approximates their fair value based on the short-term nature of such receivables.

Warehouse lending receivable and warehouse lending advances - The carrying amounts for the warehouse credit facilities extended to clients approximate their fair value since the interest rates are variable and at market.

Warehouse credit facilities - The carrying amounts for the warehouse credit facilities approximate their fair value since the interest rates are variable and at market.

Notes payable - The carrying amounts for the notes payable approximate their fair value since the interest rates are variable and at market.

Note 14 - Subsequent Events

The Company evaluated subsequent events through March 29, 2019, the date these financial statements were available to be issued. During this period:

•	Warehouse/gestation facility 7 was paid-in-full and subsequently terminated.

•	On February 1, 2019, the Company sold 100% of the Members’ equity interests to Nationstar Mortgage LLC.